EXHIBIT 5





                                                    March 26, 1997


  First Virginia Banks, Inc.
  6400 Arlington Boulevard
  Falls Church, Virginia 22042-2336

  Re:  Registration Statement for Proposed Affiliation of
       Premier with First Virginia Banks, Inc.

  Ladies and Gentlemen:

         In connection with the proposed offering of 3,624,295 shares of Common Stock, par value $1.00 per share, of First Virginia Banks, Inc., pursuant to the above-described Registration Statement on Form S-4, I have examined such corporate records, certificates and other documents and such questions of law as I considered necessary or appropriate for purposes of preparation and filing of this opinion.

         On the basis of such examination, it is my opinion that the shares of Common Stock on being issued with respect to the affiliation of Premier Bankshares Corporation with First Virginia Banks, Inc. will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as an exhibit to said Registration Statement and to the reference to me under the caption "Legal Opinion" in the prospectus included therein.

                                                Very truly yours,

                                                /s/ CHRISTOPHER M. COLE

                                                Christopher M. Cole
                                                Vice President and
                                                Assistant General Counsel